     As filed with the Securities and Exchange Commission on August 15, 2005

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                  UNDER THE SECURITIES ACT OF 1933, AS AMENDED

                                ABLE ENERGY, INC.
             (Exact name of registrant as specified in its charter)


               Delaware                                  22-3520840
     (State or other jurisdiction          (I.R.S. Employer Identification No.)
   of incorporation or organization)

                               198 Green Pond Road
                           Rockaway, New Jersey 07866
                                 (973) 625-1012
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              CHRISTOHER P. WESTAD
                               198 Green Pond Road
                           Rockaway, New Jersey 07866
                                 (973) 625-1012
                      President and Chief Financial Officer
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

       GREGORY D. FROST, ESQ.                       ADAM D. EILENBERG, ESQ.
   Ferber Frost Chan & Essner, LLP                   Eilenberg & Krause LLP
          530 Fifth Avenue                      11 East 44th Street, 17th Floor
      New York, New York 10036                      New York, New York 10017


     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE


Title of Each Class of Securities     Amount to be     Proposed          Proposed Maximum        Amount of
To be Registered                      Registered       Maximum           Aggregate Offering      Registration Fee
                                                       Offering Price    Price
                                                       Per Share

Common Stock, par value $.001 per       500,004 (1)       $6.50 (2)           $3,250,026              $383
share, issuable upon conversion of
principal amount of debentures

Common Stock, par value $.001 per        39,965 (1)       $6.50 (3)             $259,773               $31
share, issuable upon conversion of
accrued interest on debentures

Common Stock, par value $.001 per       250,001 (1)       $7.15 (4)           $1,787,507              $211
share, issuable upon exercise of
warrants

TOTAL                                   789,970                               $5,297,306              $625

(1) Calculated based on the requirement set forth in a registration rights agreement between the Company and certain of the selling security holders that the Company register 130% of the number of "registrable securities", including shares issuable upon the conversion of the debentures (384,618), shares issuable upon the conversion of accrued interest on such debentures (30,742) and shares issuable upon the exercise of warrants (192,308).

(2) Calculated based on the current conversion price of the debentures, although the actual conversion price may be based on the market price of the Company's common stock preceding each conversion, if the conversion occurs by means of a redemption by the Company.

(3) Calculated based on the current conversion price for accrued interest on the debentures, although the actual conversion price may be based on a trailing historical average of the market price of the Company's common stock at the time of conversion if such average is lower than the conversion price.

(4)     Calculated based on the current exercise price of the warrants.

The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST 15, 2005

PROSPECTUS

                                ABLE ENERGY, INC.

                         789,970 SHARES OF COMMON STOCK

        Certain of our security holders may offer, from time to time, up to 789,970 shares of our common stock that may be acquired by the selling security holders in the future, including 500,004 shares that may be acquired upon conversion of convertible debentures, 39,965 shares that may be acquired in lieu of cash payments of interest on the debentures and 250,001 shares that may be acquired upon exercise of warrants. Because the terms of the debentures and the warrants allow for adjustments in the numbers of shares issuable upon their conversion or exercise, we do not know the actual number of shares that will be acquired and offered by the selling security holders. The number of shares covered by this prospectus includes a good faith estimate of the number of shares that will be acquired by the selling security holders upon the conversion of the debentures and the exercise of the warrants, and is based on the requirement set forth in a registration rights agreement between us and the holders of the debentures and the warrants that we register 130% of the shares we currently calculate as being issuable upon conversion or exercise. Therefore, the number of shares covered by this prospectus may differ from the actual number of shares ultimately acquired and offered by the selling security holders, in which case we may file an amendment or supplement to this prospectus.

        Able Energy, Inc. itself is not offering any shares.

        The selling security holders may, from time to time, sell shares:

  o through the NASDAQ SmallCap Market, in the over-the-counter market, in privately-negotiated transactions or otherwise;

  o directly to purchasers or through agents, brokers, dealers or underwriters; and

  o at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

        Our common stock is traded and quoted on the Nasdaq SmallCap Market under the symbol "ABLE". The closing price of the common stock on the Nasdaq SmallCap Market on August 12, 2005 was $13.65.

        See "Risk Factors" beginning on page 6 to read about certain factors investors should consider before buying our securities.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is August __, 2005

                               TABLE OF CONTENTS


Available Information.................................................... 4
Incorporation of Certain Documents by Reference.......................... 5
Special Note Regarding Forward-Looking Information....................... 5
Risk Factors............................................................. 6
Use of Proceeds.......................................................... 11
Recent Developments...................................................... 11
Our Business............................................................. 12
Description of Securities................................................ 27
Selling Security Holders................................................. 31
Plan of Distribution..................................................... 32
Commission's Policy on Indemnification for Securities Act Liabilities.... 35
Legal Matters............................................................ 35
Experts.................................................................. 35

        No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus, as supplemented or amended from time to time by Able Energy, and, if given or made, such information or representations must not be relied upon as having been authorized by Able Energy. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which such an offer, solicitation or sale would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Able Energy since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

                              AVAILABLE INFORMATION

        Able Energy is subject to the informational requirements of the Exchange Act and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

        Able Energy has filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the securities offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to Able Energy and the securities offered, reference is made to the registration statement. Statements contained in this prospectus or in any document incorporated by reference regarding the contents of any agreement or other document are not necessarily complete and are qualified in their entirety by reference to that agreement or document. The registration statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by Able Energy with the Commission are incorporated by reference:

        o       our Annual Report on Form 10-K for the fiscal year ended June
                30, 2004;

        o our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2004, December 31, 2004 and March 31, 2005;

        o our Current Reports on Form 8-K filed on October 28, 2004, December 21, 2004, February 23, 2005, March 4, 2005, April 29, 2005, May 19, 2005, June 1, 2005, June 10, 2005, June 16, 2005,
                July 15, 2005, August 3, 2005, August 12, 2005 and August 15, 2005; and

        o the description of our common stock contained in the Registration Statement on Form 8-A filed May 26, 1999.

        All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities registered shall be deemed to be incorporated by reference into this prospectus from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Able Energy will furnish to each person to whom this prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference. Requests should be addressed to: Chief Financial Officer, Able Energy, Inc., 198 Green Pond Road, Rockaway, New Jersey 07866.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        Certain statements in this prospectus and any prospectus supplement, and in the documents incorporated by reference, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 2B of the Exchange Act. For this purpose, any statements contained in this prospectus and any prospectus supplement, or incorporated by reference, that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words "believes," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Able Energy to differ materially from those indicated by forward-looking statements. These factors include those set forth under the heading "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 10-K for the fiscal year ended June 30, 2004, and those set forth in this prospectus under the heading "Risk Factors."


                                  RISK FACTORS

PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH INVESTMENTS IN THE SECURITIES OFFERED HEREBY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.


LIMITED OPERATING HISTORY; MANAGEMENT OF GROWTH; SUBSTANTIAL LONG-TERM DEBT.

        The Company was incorporated in March 1997 to act as a holding company for its operating subsidiaries. Able Oil, the Company's major operating subsidiary, has been in business since 1989 and currently accounts for approximately 80% of the Company's total revenue. The Company's remaining subsidiaries have limited operating histories upon which evaluation of their prospects can be made. There can be no assurance that the subsidiaries, other than Able Oil, will generate substantial revenues or attain profitable operations. The Company plans to continue to pursue an aggressive growth strategy through its operating subsidiaries, and anticipates significant change in its business activities and operations. The Company's growth has required, and will continue to require, increased investment in management personnel, financial and management systems and controls and facilities. The Company's past expansion has placed, and any future expansion would place, significant demands on the Company's administrative, operational, financial and other resources. The Company intends to continue to expand its business and operations, including entry into new markets, that will place additional strain on the Company's management and operations. The Company's future operating results will depend, in part, on its ability to continue to broaden the Company's senior management group and administrative infrastructure, and its ability to attract, hire and retain skilled employees. The Company's success will also depend on the ability of its officers and key employees to continue to implement and improve the Company's operational and financial control systems and to expand, train and manage its employee base. In addition, the Company's future operating results will depend on its ability to expand its sales and marketing capabilities and expand its customer support operations commensurate with its growth, should such growth occur. If the Company's revenues do not increase in proportion to its operating expenses, the Company's management systems do not expand to meet increasing demands, the Company fails to attract, assimilate and retain qualified personnel, or the Company's management otherwise fails to manage the Company's expansion effectively, there would be a material adverse effect on the Company's business, financial condition and operating results. As of March 31, 2005, the Company had long term liabilities of $3,829,8971. The Company's ability to satisfy such obligations will depend on the Company's future operating performance, which will be affected by, among other things, prevailing economic conditions and financial, business and other factors, many of which are beyond the Company's control. There can be no assurance that the Company will be able to service its indebtedness. If the Company is unable to service its indebtedness, it will be forced to examine alternative strategies that may include actions such as reducing or delaying capital expenditures, restructuring or refinancing its indebtedness, or the sale of assets or seeking additional equity and/or debt financing. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

SEASONAL FACTORS.

        To date substantially all of the Company's revenues and income have been derived from the home heating oil business. The Company's home heating oil business is seasonal, as a substantial portion of its business is conducted during the fall and winter months. Weather patterns during the winter months can have a material adverse impact on its revenues. Although temperature levels for the heating season have been relatively stable over time, variations can occur from time to time, and warmer than normal winter weather will adversely effect the results of the Company's fuel oil operations.

FUEL PRICING: EFFECT ON PROFITABILITY.

        Gasoline, heating oil and diesel fuel are commodities and, as such, their wholesale prices are subject to changes in supply or other market conditions over which the Company has no control. While, in the past, the Company has been able to pass on any increases in commodities prices to its customers, there can be no assurance that the Company may be able to fully pass on future increases in the wholesale prices of these commodities to its customers and still be competitive. Additionally, approximately 7% of the Company's total sales are made to customers pursuant to an agreement which pre-establishes the maximum sales price of fuel oil over a twelve-month period. Such prices are renegotiated in April of each year and the Company has historically purchased fuel oil for these customers in advance and at a fixed cost. Should the Company be unable to make such advance purchases of fuel oil, any future increase in wholesale fuel oil prices could have an adverse affect on the Company. Because the Company sells fuel to its customers at fixed amounts over its wholesale cost, the Company's gross profit as a percentage of gross revenue may not fluctuate as a result of changes in the wholesale prices of these goods. The Company does not engage in derivatives or futures trading to hedge fuel price movements.

GROWTH DEPENDENT UPON UNSPECIFIED ACQUISITIONS.


-------------------------------
1 As of March 31, 2005 the Company's total long term liabilities consisted of Deferred Income $79,679; Deferred Income Taxes $102,256 and; Long Term Debt $3,647,962.

        The Company's growth strategy includes the acquisition of existing fuel distributors. There can be no assurance that the Company will be able to identify new acquisition candidates or, even if a candidate is identified, that the Company will have access to the capital necessary to consummate such acquisitions. Furthermore, the acquisition of additional companies involves a number of additional risks. These risks include the diversion of management's attention from the operations of the Company, possible difficulties with the assimilation of personnel and operations of acquired companies, the amortization of acquired intangible assets, and the potential loss of key employees of acquired companies. The future success of the Company's business will depend upon the Company's ability to manage its growth through acquisitions.

GOVERNMENT REGULATION.

        Federal, state and local laws, particularly laws relating to the protection of the environment and worker safety, can materially affect the Company's operations. The transportation of fuel oil, diesel fuel, propane and gasoline is subject to regulation by various federal, state and local agencies, including the U.S. Department of Transportation ("DOT"). These regulatory authorities have broad powers and the Company is subject to regulatory and legislative changes that can effect the economies of the industry by requiring changes in operating practices or influencing demand for, and the cost of providing, its services. Additionally, the Company is subject to random DOT inspections. Any material violation of DOT rules or the Hazardous Materials Transportation Act may result in citations and/or fines upon the Company. In addition, the Company depends on the supply of petroleum products from the oil and gas industry and, therefore, is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally. The Company cannot determine the extent to which future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations.

POTENTIAL ENVIRONMENTAL LIABILITY.

        The Company's operations are subject to all of the operating hazards and risks that are normally incidental to handling, storing, transporting and delivering fuel oils, gasoline, diesel and propane, which are classified as hazardous materials. The Company faces potential liability for, among other things, fuel spills, gas leaks and negligence in performing environmental clean-ups for its customers. Specifically, the Company maintains fuel storage facilities on sites owned or leased by the Company, and could incur significant liability to third parties or governmental entities for damages, clean-up costs and/or penalties in the event of certain discharges into the environment. Such liability can be extreme and could have a material adverse effect on the Company's financial condition or results of operations. Although the Company believes that it is in compliance with existing laws and regulations, there can be no assurance that substantial costs for compliance will not be incurred in the future. Any substantial violations of these rules and regulations could have an adverse affect upon the Company's operations. Moreover, it is possible that other developments, such as more stringent environmental laws, regulations and enforcement policies thereunder, could result in additional, presently unquantifiable, costs or liabilities to the Company.

NO ASSURANCE OF ADEQUATE INSURANCE PROTECTION.

        The Company maintains insurance policies in such amounts and with coverage and deductibles as the Company' management believes are reasonable and prudent. There can be no assurance, however, that such insurance will be adequate to protect the Company from liabilities and expenses that may arise from claims for personal and property damage arising in the ordinary course of business or that such levels of insurance will be maintained by the Company or will be available at economic prices.

FRANCHISING.

        The Company intends to expand franchise arrangements to expand its operations and revenue base. The Company's future growth may be dependent upon new franchisees and the manner in which they operate and develop their Able Energy locations to promote and develop the Company's concept and its reputation for quality and value. In addition, because the Company believes that a potential franchisee's total estimated investment relating to an Able Energy location is generally low, the Company may be more likely to attract franchisees with limited franchise experience and limited financial resources. As a result of its franchising activity, the Company is be subject to Federal Trade Commission ("FTC") regulation and various state laws that govern the offer, sale and termination of, and refusal to renew, franchises. Several state laws also regulate substantive aspects of the franchisor-franchisee relationship. The FTC requires the Company to furnish prospective franchisees a franchise offering circular containing prescribed information. A number of states in which the Company might consider franchising also regulate the sale of franchises and require registration of the franchise offering circular with state authorities. Substantive state laws that regulate the franchisor-franchisee relationship presently exist in many states, and bills have been introduced in Congress from time to time which would provide for federal regulation of the franchisor-franchisee relationship in certain respects. The state laws often limit, among other things, the duration and scope of non-competition provisions and the ability of a franchisor to terminate or refuse to renew a franchise.

TRADEMARKS AND SERVICE MARKS.

        The Company believes that its trademarks and service marks have significant value and are important to the marketing of its products and services, especially if the Company is successful in implementing its franchise program. There can be no assurance, however, that the Company's proprietary marks do not or will not violate the proprietary rights of others, that the Company's marks would be upheld if challenged or that the Company would not be prevented from using its marks, any of which could have an adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial resources necessary to enforce or defend its trademarks and service marks against infringement.

COMPETITION FROM ALTERNATE ENERGY SOURCES.

        The Company is engaged primarily in the retail home heating business and competes for customers with suppliers of alternate energy products, principally natural gas and electricity. Every year, a small percentage of the Company's oil customers convert to other home heating sources, primarily natural gas. In addition, the Company may lose additional customers due to conversions during periods in which the cost of its services exceeds the cost of alternative energy sources.

COMPETITION FOR NEW CUSTOMERS.

        The Company's business is highly competitive. In addition to competition from alternative energy sources, the Company competes with distributors offering a broad range of services and prices, from full service distributors similar to the Company, to those offering delivery only. Competition with other companies in the retail home heating industry is based primarily on customer service and price. Longstanding customer relationships are typical in the industry. Many companies, including the Company, deliver fuel to their customers based upon weather conditions and historical consumption patterns without the customers making an affirmative purchase decision each time fuel is needed. In addition, most companies, including the Company, provide equipment repair service on a 24 hour a day basis, which tends to build customer loyalty. The Company competes against companies that may have greater financial resources than the Company. As a result, the Company may experience difficulty in acquiring new retail customers due to existing relationships between potential customers and other retail home heating distributors.

ABSENCE OF WRITTEN AGREEMENTS.

        Approximately 50% of the Company's customers do not have written agreements with the Company and can terminate services at any time, for any reason. Although the Company has never experienced a significant loss of its customers, if the Company were to experience a high rate of terminations, the Company's business and financial condition could be adversely affected.

RISKS ASSOCIATED WITH EXPANSION INTO NEW MARKETS.

        A significant element of the Company's future growth strategy involves the expansion of the Company's business into new geographic and product markets. Expansion of the Company's operations depend, among other things, the success of the Company's marketing strategy in new markets, successfully establishing and operating new locations, hiring and retaining qualified management and other personnel, and obtaining adequate financing for vehicle and site purchases and working capital purposes.

DEPENDENCE ON KEY PERSONNEL.

        The Company's future success will depend, to a significant extent, on the efforts of key management personnel, including Christopher P. Westad, the Company's President, Interim Chief Executive Officer and Chief Financial Officer. The loss of one or more of these key employees could have a material adverse effect on the Company's business. In addition, the Company believes that its future success will depend, in large part, upon its continued ability to attract and retain highly qualified management, technical and sales personnel. There can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for its business.

                                 USE OF PROCEEDS

        The shares covered by this prospectus are being offered by holders of our securities. We will not receive any proceeds from the sale of those shares.

        Some of the shares covered by this prospectus may be acquired upon the exercise of warrants held by the selling security holders. If all of those warrants were to be exercised, we would receive the aggregate exercise price of approximately $1,375,000. We will use any proceeds received upon exercise of the warrants for general corporate purposes.

                               RECENT DEVELOPMENTS

ALL AMERICAN STOCK PURCHASE AGREEMENT

        As more fully described in our Current Report on Form 8-K filed on June 16, 2005, which is incorporated by reference into this prospectus, we entered into a Stock Purchase Agreement on that date with all of the shareholders of All American Plazas, Inc. ("All American") in connection with our acquisition of All American. The transaction is expected to be consummated in August 2005, upon receipt of the required approval by our shareholders.

        All American, which is headquartered in Myerstown, Pennsylvania, is in the business of owning, operating and developing truck stops. Its operations include, but are not limited to, the ancillary merchandising of rights, products, and other goods and services. All American operates 11 multi-service truck stops in the United States that sell diesel fuel and related services to approximately 5,000 trucking accounts and other independent consumers. Its operations are located at primary interchanges servicing major truck routes in the northeast region of the United States, and its facilities, known as "All American Plazas," offer a broad range of products, services, and amenities, including diesel fuel, gasoline, home-style restaurants, truck preventive maintenance centers, and retail merchandise stores that market primarily to professional truck drivers and other highway motorists.

        Audited financial statements provided to us by All American show revenues of $124,395,490 and a loss of $901,266 for the year ended September 30, 2003. Draft audited financial statements provided to us for the year ended September 30, 2004 show revenues of $131,017,165 and net income of $54,286. We also received unaudited financial statements for the six months ended March 31, 2005 showing revenues of $68,089,822 and a loss of $158,625. A complete description of All American's business and full financial statements will be included in the proxy statement for the contemplated stockholders' meeting with respect to the acquisition.

        All American currently owns approximately 41% of our outstanding shares. In addition, one of our directors, Gregory D. Frost, formerly served as a director and the General Counsel of All American until his resignation on March 31, 2005.

        At the closing, we will deliver to the sellers 11,666,667 shares of our restricted common stock, par value $.001 per share, at $3.00 per share for an aggregate purchase price of $35,000,000. In addition, at the closing, we will deliver to certain of the sellers a number of shares of our restricted common stock equal to the number of shares of our common stock owned by All American as of the closing date.

LOAN TO ALL AMERICAN

        On July 27, 2005, we made a loan in the amount of $1,730,000 to All American, and All American executed and delivered a Promissory Note for the full amount of the loan in favor of our company. Under the terms of the Promissory Note, the outstanding principal of the loan bears interest at the rate of 3.5% per annum. All payments of principal and accrued interest are payable sixty days after the date of the Promissory Note, although All American may extend the repayment for an additional thirty days upon written request. The Promissory
Note is secured by a lien on 1,000,000 shares of our common stock owned by All American, on which 1,000,000 shares there exists a prior lien held by Timothy Harrington, our former Chief Executive Officer.

AUDIT COMMITTEE INVESTIGATION AND INFORMAL SEC INQUIRY

        On July 28, 2005, our Audit Committee retained independent counsel to assist in its investigation of information recently forwarded to the Audit Committee regarding trading of our securities. On August 10, 2005, we were informed by a letter from the Securities and Exchange Commission that it is conducting an informal inquiry regarding our Audit Committee investigation. We will cooperate fully with and assist the SEC in this informal inquiry.

GSN LETTER OF INTENT

        On August 15, 2005, we announced that we have entered into an assignment agreement with TruckStops Direct (TSD) wherein TSD has assigned to us all of its rights in an executed letter of intent with GSN Interstate Truck Stop Network Inc. (GSN). TSD, an affiliate of All American, has entered into this agreement on our behalf. This letter of intent provides that the purchaser would obtain the right to acquire the stock of GSN in exchange for $2 million dollars in cash and stock. GSN, located in Janesville, Wisconsin, consists of 160 locations that would complement our business. It should be noted that TSD operates a similar business to that of GSN with 150 independent truck plazas. We would convert under this joint venture arrangement most, if not all, independent truck plaza locations into additional distribution outlets for our home heating oil business utilizing our PriceEnergy software platform. Closing on this acquisition is expected to occur in October 2005.

                                  OUR BUSINESS

OVERVIEW

        Able Energy was incorporated on March 13, 1997 in the state of Delaware. The Company is engaged in the retail distribution of, and the provision of services relating to, home heating oil, propane gas and diesel fuels. In addition to selling liquid energy products, the Company offers complete HVAC (heating, ventilation and air conditioning) installation and repair and also markets other petroleum products to commercial customers, including on-road and off-road diesel fuel, gasoline, and lubricants.

        In fiscal year 2004, sales of home heating oil accounted for approximately 55% of the Company's revenues. The remaining 45% of revenues were from sales of gasoline, diesel fuel, kerosene, propane, home heating equipment services, and related sales. The Company now serves approximately 29,000 home heating oil customers from four locations, of which one is located in Rockaway, New Jersey, one in Easton, Pennsylvania, one in Warrensburg, New York and the final is in Melbourne, Florida.

        The Company also provides installation and repair of heating equipment as a service to its customers. The Company considers service and installation services to be an integral part of its business. Accordingly, the Company regularly provides service incentives to obtain and retain customers. The Company provides home heating equipment repair service on a 24 hours-a-day, seven days-a-week basis, generally within four hours of request. Except in isolated instances, the Company does not provide service to any person who is not a customer.

        The Company believes that it obtains new customers and maintains existing customers by offering full service home energy products at discount prices, providing quick response refueling and repair operations, providing automatic deliveries to customers by monitoring historical use and weather patterns, and by providing customers a variety of payment options. The Company also regularly provides service incentives to obtain and retain customers. The Company aggressively promotes its service through a variety of direct marketing media, including mail and telemarketing campaigns, by providing discounts to customers who refer new customers to the Company, and through an array of advertising, including television advertisements and billboards, which aim to increase brand name recognition. The Company believes that this focused marketing strategy has been key to its success.

        The Company intends to expand its operations by acquiring select operators in the Company's present markets as well as other markets, capturing market share from competitors through increased advertising and other means, diversifying its products, diversifying its customer base, and replicating its marketing and service formula in new geographic areas either directly or through franchise arrangements. The Company may also enter into marketing alliances with other entities in product areas different than the Company's current product mix.

RETAIL FUEL OIL

        The Company's retail fuel oil distribution business is conducted through its subsidiaries Able Oil, Able Energy New York, Inc., and Able Melbourne. The Company serves both residential and commercial fuel oil accounts. The Company sells premium quality home heating oil to its residential customers offering delivery seven days-a-week. To its commercial customers, in addition to selling home heating oil, the Company sells diesel fuels, gasoline and kerosene. The Company also provides an oil burner service that is available 24 hours-a-day for the maintenance, repair, and installation of oil burners. These services are performed on an as needed basis. Customers are not required to enter into service contracts to utilize the Company's service department, however the Company does offer such service contracts if desired.

        Approximately 50% of the Company's customers receive their home heating oil pursuant to an automatic delivery system without the customer having to make an affirmative purchase decision. These deliveries are scheduled by computer, based on each customer's historical consumption patterns and prevailing weather conditions. Customers can also order deliveries of home heating oil through the Company's Web site located at WWW.ABLEENERGY.COM, or the Company's subsidiary PriceEnergy.com's Web site at WWW.PRICEENERGY.COM. The Company delivers home heating oil approximately six times each year to the average customer. The Company bills customers promptly upon delivery or receives payment upon delivery. The Company's customers can pay for fuel deliveries with cash, check, credit card or electronic check.

        In addition, approximately 9% of the Company's total sales are made to customers pursuant to an agreement which pre-establishes the maximum annual sales price of fuel oil and is paid by customers over a ten month period in equal monthly installments. Such prices are renegotiated in April of each year and the Company has historically purchased fuel oil for these customers in advance and at a fixed cost.

        The Company delivers fuel with its own fleet of 38 custom fuel oil trucks and four owner-operator fuel oil delivery trucks. The Company's fuel trucks have fuel capacities ranging from 3,000 to 8,000 gallons. Each vehicle is assigned to a specific delivery route, and services between 4 and 40 customer locations per day depending on market density and customers' fuel requirements. The Company also operates 17 Company owned service vans and one owner-operated service van, which are equipped with state of the art diagnostic equipment necessary to repair and/or install heating equipment. The number of customers each van serves mostly depends upon the number of service calls received on any given day.

OPERATIONAL EFFECTIVENESS

        The Company continues to redefine its organizational chart and related position descriptions in order to enhance the Company's personnel utilization and ultimate profitability. The Company believes that it will continue to increase the utilization of existing personnel and equipment, in an effort to reduce expenses as a percent of sales, and increasing profitability, within its current business configuration. This process is monitored and guided via bi-weekly meetings of the Company's executive committee whereby policies are reviewed, results evaluated, and changes made to continue to stay focused on improving the Company's profitability.

        Furthermore, the Company has completed implementation of its new fuels management system called "Sunrise" which it originally purchased from Versyss in Providence, Rhode Island (This operating system, which is built on ".NET" (dot-net) technology, is a Microsoft(R) Windows-based application that is easier to build, deploy, and integrate with other networked systems. Sunrise is unique new industry operating software, which allows developers, and systems administrators to more easily build and maintain the system with improvements toward performance, security, and reliability. Sunrise will permit Able Energy to increase corporate profitability, while simultaneously providing exceptional customer service. This new operating system also affords the necessary flexibility to handle multiple payment plans, can maintain the security of confidential account information, has easily customizable fields, and the capability to e-mail invoices and statements to the customer base. This operating system along with the new financial software, Great Plains, will serve to further streamline operations and information processing. In January of 2005, Versyss Commercial Systems, LLC, in Providence, Rhode Island sold their new Sunrise software to Advanced Digital Data, Inc. (ADD Systems) of Flanders, New Jersey. ADD Systems is a leader in the energy software industry and the Company
(Able) expects ADD Systems to continue to provide a high level of service in support and on-going development of the Sunrise software.

        Management values the significance of correctly managing all aspects of expense control, and as such, has enlisted the support of an outside consultant to assist in the integration and implementation of its new comprehensive operating budget and related reporting structure which now interfaces with the new Sunrise operating system. The Company believes that these changes will enable management to quickly respond to changing trends in sales and expenses. The Company believes that its new budget structure is effective as the period ending March 31, 2005 shows a year-to-year decrease in SG&A of $629,531 or 13.22%. The combination of the new operating system and the detailed budget and reporting program is now providing all levels of management with real time results not previously available. These results have now been designed to report down to the department level, which is line with the Company's goal of holding each level of management accountable for improved operating and sales results.

        The Company's margin strategy is to use the PriceEnergy subsidiary to handle highly discounted non-service related home heating oil sales previously sold through the Able Oil subsidiary. This change will permit Able Oil Co. to grow its automatic delivery customer base using its moniker of "Full Service at Discount Prices", while the PriceEnergy entity will cater to those customers looking for the lowest possible retail price either "on-line" or over the phone. The Company believes that this further segmentation of its customer base will be successful in increasing overall profitability while enhancing customer appeal. The Company has identified several customer segments that prefer varying levels of service. By better aligning the Company's product offerings to match the desires of these customer segments, the Company believes that it will be able to capture a larger market share as well as protect the margin strategy of the Company's conventional full service subsidiary, Able Oil Company. In order to improve gross margins in the Company's Able Oil Company subsidiary, management is exploring the possibility of increasing PriceEnergy dealer network coverage in its Northwestern New Jersey market.

        The Company has taken a dramatic new approach in the provision of HVAC products and services to its customer base. This division of the Company's business has traditionally been viewed as a support vehicle for the full service oil delivery business in order to maintain customer loyalty through the provision of necessary services to maintain the customer's heating or cooling system. This business segment is now charged with being a self-funding independent business unit within Able Oil and as such must be profitable. The service department has now turned a profit nine months ending March 2005 vs. a loss for the same period last year. This is now possible through the Company's focus on individual performance and accountability within this department as well as with the assistance of Flat Rate Pricing methodology. This new system of "Flat Rate Pricing", provides the Company's sales and service personnel with a "package approach" to selling service, and provides the customer with an easy to understand invoice. This policy is consistent with the Company's customer segmentation strategy, permitting different retail prices for different customer segments, based upon their choice of service level desired. This system will interface with the Company's automated dispatch communications program that was introduced last year. Flat rate pricing has now been fully rolled out and has proven so far to be successful in streamlining the service billing process while maintaining clarity for the customer.

WARRENSBURG, NEW YORK OPERATIONAL ENHANCEMENTS

        The Company is still in the process of making operational changes to its Warrensburg, New York business, which will permit the consolidation of all daily operations on to one modern facility located in the newly developed Warrensburg Industrial Park. The Company's current propane gas storage operations on its Lake George property have been moved to the new site and the Lake George property has been sold with proceeds of the sale having been allocated to provide funding for the new operations at the industrial park.

        When completed, the new fuel depot and sales office will house the local sales and administrative support personnel as well as operations and fuel storage for #2 heating oil, kerosene, propane gas, and diesel fuel. Since a new modular office is now in place on the new property, the Company has terminated its leased office space on Main Street. Fuel operations on Horicon Avenue will have all operations combined in the new location with the ability to grow the business more effectively as well as handle a greater volume of all products. As of December 31, 2004, the Company has completed the installation of, and is now using two new 30,000-gallon propane storage tanks to service its customer base in that area. The project is more than two-thirds completed. With warmer weather now in place contractors can now continue the process of finishing the installation of the new office space and completion of site work. By the end of the summer of 2005, the installation of #2 heating oil, kerosene, and diesel storage tanks, will complete the project.

RECENTLY IMPLEMENTED TECHNOLOGICAL PROCEDURES

        The Company has established goals, which will be accomplished through the implementation of some modern technologies that are currently being installed into the Company's existing infrastructure.

        The Company has introduced additional customer service technology to its Rockaway call and administrative center during the past year. Able Energy management believes that because of improvements to its existing telephone hardware and in-house management, the Company's call center environment will be provided with the ability to respond to changing call patterns, both higher and lower, without the expense of clerical over-staffing to meet unrealized needs. This telephony software known, as Votara will once again provide the customer with the option of placing a fuel order via a voice- activated technology. This will enable customers who simply wish to refill their fuel tank, the opportunity to quickly place an order 24 hours a day without the help of a live customer service representative.

        The Company is now beginning full implementation of the recently announced automated dispatch technology, which provides management with the ability to communicate with service technicians instantaneously. This system also is now performing billing functions at the customer's location as well as documenting payment data instantaneously. Additionally, management will soon be able to monitor the status of every on-duty worker and be able to obtain real time reporting for stand-by, en route, and service work time. This system enables the Company to maximize scheduling opportunities and eliminate service technician down time.

ABLE OIL

        Able Oil was established in 1989 and is the Company's largest subsidiary, accounting for approximately 80% of the Company's total revenues in fiscal 2004. Able Oil is headquartered in Rockaway, New Jersey, and serves just under 29,000 oil customer accounts throughout northern New Jersey, mostly in Morris, Sussex, Warren, Passaic and Essex counties, from its distribution locations in Rockaway, New Jersey and Easton, Pennsylvania. Of these accounts, approximately 83% are residential customers and 17% are commercial customers.

        Generally, 31 of the Company's fuel oil trucks are reserved for use by Able Oil, of which 28 trucks operate from the Rockaway facility and 3 trucks operate from the Easton, Pennsylvania, facility. In addition, Able Oil utilizes the services of four owner-operated trucks. Each owner operator is under contract; they are responsible for all of the vehicle operating expenses including insurance coverage. All of the trucks have the Company's logo on them.

        Able Oil's 28 fuel oil delivery trucks, and the four owner-operator trucks, acquire fuel inventory at the Company's facilities in Rockaway. Dispatch of fuel oil trucks is conducted at both the Rockaway. Billing is conducted from Able Energy's corporate headquarters in Rockaway.

        The Rockaway and Newton (which is currently out of service) facilities have the capacity to store 1.5 million gallons and 200,000 gallons of fuel, respectively. During seasons where demand for heating oil is higher, or when wholesale oil prices are favorable, a slightly larger inventory is kept on hand. However, Management generally believes that short inventory life and high inventory turnover enables the Company to rapidly respond to changes in market prices. Thus, Management employs "just in time" inventory practices and rarely stores fuel to capacity levels. Additional fuel oil purchases are made daily on the spot market using electronic funds transfers. Able Oil carts its fuel purchases from wholesale purchase sites to the Rockaway and Newton facilities with two tractor-trailer tankers owned by the Company, and by two owner-operated tractor-trailer tankers that are used on an as needed basis. These two owner-operated tankers are under contract and bear the Able logo or name.

        Able Oil's oil burner service operates out of the Rockaway and Newton facility. Able Oil dispatches a total of 17 service vans, one of which is subcontracted from an owner-operator.

ABLE MELBOURNE

        Able Melbourne was established in July 1996, and is located in Cape Canaveral Florida. Presently, revenues from Able Melbourne account for approximately 4% of the Company's total revenues. Able Melbourne is engaged primarily in the sale of diesel fuel for commercial fleet fueling and other on-road vehicles, and dyed diesel fuel, which is used for off-road vehicles and purposes, including commercial and recreational fishing vessels, heating oil, and generator fuel. Additionally, a small portion of Able Melbourne's revenues is generated from the sale of home heating oil, lubricants and lubricant products. Able Melbourne serves approximately 400 customer accounts in Brevard County, Florida, primarily in the Cape Canaveral Area.

        Able Melbourne delivers fuel with two fuel delivery trucks, which are capable of storing 6,000 gallons of fuel in aggregate. Because Able Melbourne's peak season is at the opposite time of the year than the rest of the Company, during this season, Able Melbourne uses one of Able Oil's trucks to meet its demand. Currently, Able Melbourne does not have facilities to store fuel oil beyond what is held on its trucks, and thus, purchases fuel inventory from local refineries. However, since Able Melbourne is located only three miles from port storage, the lack of inventory capacity is not material to the Company's operations or revenue.

RETAIL PROPANE DISTRIBUTION

        The Company is engaged in the retail distribution of propane gas and propane equipment, and provides services related thereto through its subsidiary Able Energy New York, Inc. ("Able Energy").

        Propane can be used for virtually all household and business utility applications. Although burned as a gas, propane is transported as a liquid and stored in tanks that vaporize the liquid for use. Able Energy provides its propane customers with such tanks at no charge, and by doing so, remains such customer's exclusive supplier of propane. Able Energy employs a delivery system similar to the Company's retail oil distribution business, whereby customers receive propane deliveries pursuant to an automatic delivery system without the customer having to make an affirmative purchase decision. These deliveries are scheduled by computer, based on each customer's historical consumption patterns and prevailing weather conditions.

        Able Energy conducts its propane operations from its new storage facility in Warrensburg, New York. Able Energy has 60,000 gallons of propane storage capacity at its Warrensburg, New York facility which was completed in March 2004. The delivery trucks have the capacity to deliver 3,000 gallons of propane, and can service approximately 30 customers per day. Able Energy purchases wholesale propane on the spot market at local facilities.

PRICEENERGY OPERATING SUBSIDIARY

        The company's operating subsidiary, PriceEnergy with its modern order-processing platform, has been in full operation for the past four years. This revolutionary proprietary technology is fully automated and allows for the removal of the inefficiencies associated with traditional heating oil companies within this industry. PriceEnergy generates gallons sales in new business every day, which are delivered by PriceEnergy's dealer network. Gallons sales, this year, have continued to strengthen over the same period last year. In December of 2002, PriceEnergy began sales of Home Heating Oil in the initial BJ's Wholesale Club. Gallons sold through this new venue have been increasing with each week. The Company is excited about this new sales opportunity with its new "Channel Partner", BJ's. The Company believes that this is the first of many prime retail opportunities to utilize the PriceEnergy operating platform to open new markets for the sales of heating oil and diesel fuel. In late December 2004, the Company strengthened the operating margins for this subsidiary with its current channel partner has been working to lower some of the operating costs such as the cost per call with its current call center. The subsidiary has experienced continued losses since its inception. Net loss for the first nine months ending March 31, 2004 was ($310,664). PriceEnergy did, however, have its first quarterly profit for the most recent quarter ending March 31, 2005 of $60,979 before allocation of an inter-company management fee.

EFFECT OF CHANGES IN GENERAL ECONOMY

        The Company's business is relatively unaffected by business cycles. Because fuel oil, propane and gasoline are such basic necessities, variations in the amount purchased as a result of general economic conditions are limited.

CUSTOMER STABILITY

        The Company has a relatively stable customer base due to the tendency of homeowners to remain with their traditional distributors. In addition, a majority of the homebuyers tend to remain with the previous owner's distributor. As a result, the Company's customer base each year includes most customers retained from the prior year, or homebuyers who have purchased from such customers. Like many other companies in the industry, the Company delivers fuel oil and propane to each of its customers an average of approximately six times during the year, depending upon weather conditions and historical consumption patterns. Most of the Company's customers receive their deliveries pursuant to an automatic delivery system, without the customer having to make an affirmative purchase decision each time home heating oil or propane is needed. In addition, the Company provides home heating equipment repair service on a seven-days-a-week basis.

        No single customer accounts for 10% or more of the Company's consolidated revenues.

CONVERSION TO NATURAL GAS

        The rate of conversion from the use of home heating oil to natural gas is primarily affected by the relative prices of the two products, and the cost of replacing oil fired heating systems with one that uses natural gas. The Company believes that approximately 1% of its customer base annually converts from home heating oil to natural gas. Even when natural gas had a significant price advantage over home heating oil, such as in 1980 and 1981 when there were government controls on natural gas prices or during the Persian Gulf Crisis in 1990 and 1991, the Company's customers converted to natural gas at only a 2% annual rate. During the latter part of 1991 and through 1995, natural gas conversions have returned to their 1% historical annual rate as the prices for the two products have been at parity.

OIL PRICE VOLATILITY

        Although prices of energy sources have been volatile, historically, this has not affected the performance of the Company because it has been able to pass substantially all wholesale cost increases along to its customers. While fluctuations in wholesale prices have not significantly affected demand to date, it is possible that significant wholesale price increase could have the effect of encouraging conservation of energy resources. If demand was reduced and the Company was unable to increase its gross profit margin or reduce its operating expenses, the effect of such decrease in demand would be a reduction of net income.

SEASONALITY

        The Company's business is directly related to the heating needs of its customers. Accordingly, the weather can have a material effect on the Company's sales in any particular year. Generally, however, the temperatures in the past thirty years have been relatively stable, and as a result, have not had a significant impact on the Company's performance, except on a short-term basis. In the years 1997 and 2001, "El Nino" caused two of the warmest winters on record, which impacted home heating oil sales during the 1997-1998 and 2001-2002 winter seasons. The winter of 2003-2004 recorded temperatures for the season which were normal for New Jersey.

        Approximately 65% of the Company's revenues are earned and received from October through March, and the overwhelming majority of such revenues are derived from the sale of home heating oil. During the spring and summer months, revenues from the sale of diesel and gasoline fuels increase due to the increased use of automobiles and construction apparatus.

        Each of the Company's divisions are seasonal. From May through September, Able Oil experiences considerable reduction of retail heating oil sales.

        Over 90% of Able Melbourne's revenues are derived from the sale of diesel fuel for construction vehicles, and commercial and recreational sea-going vessels during Florida fishing season, which begins in April and ends in November. Only a small percentage of Able Melbourne's revenues are derived from the sale of home heating fuel. Most of these sales occur from December through March, Florida's cooler months.

WHOLESALE SUPPLIERS

        The Company has three supply contracts for the purchase of Number 2 Heating Oil, representing 10% of the Company's annual heating fuel purchases. The Company purchases its remaining fuel supplies on the spot market. The Company satisfies its inventory requirements with seven different suppliers, the majority of which have significant domestic fuel sources, and many of which have been suppliers to the Company for over 5 years. The Company's current suppliers are Ameranda Hess Corporation, Motiva Enterprises, Petron Oil Corporation, Star

Enterprises, Sprague Energy, Transmontaigne Product Group, Petrocom Energy Group Ltd., and Sun Co., Inc. (R&M). The Company monitors the market each day and determines when to purchase its oil inventory and from whom.

        Three of these suppliers provided Able Oil with approximately 60% of its heating oil requirements for the year ended June 30, 2004.

        Coastal Refining & Marketing, Inc., provided Able Melbourne with approximately 99% of its diesel fuel product requirements for the year ended June 30, 2004. Two major suppliers provided Able Melbourne with approximately 67% and 33%, respectively, of its lubricant and related product requirements for the year ended June 30, 2004.

        Management believes that if the Company's supply of any of the foregoing products was interrupted, the Company would be able to secure adequate supplies from other sources without a material disruption in its operations. However, there can be no assurance that adequate supplies of such products will be readily available in the future.

TRUCK PURCHASES AND MAINTENANCE

        The Company presently orders and purchases its fuel oil trucks from two companies that manufacture trucks suitable for the Company's operations. The Company has the option to purchase or lease standard equipment fuel trucks. The typical configuration of the Company's fuel trucks is a Kenworth with a 3,000 gallon multi-compartment aluminum tank, a vapor recovery system and a device that records fuel flow from the storage compartments. Each truck carries the Company's registered logo emblazoned on its side. Service vehicles are standard commercial vans, which are obtained from a number of sources. These vehicles also carry the Company logo.

        Generally, the Company relies upon equipment warranties, fixed fee service contracts and on-site repairs for the maintenance of the Company's fleet of vehicles. To date, the Company has not experienced significant downtime on the any of its fuel trucks.

PRODUCT LINES

        In fiscal year 2004, sales of home heating oil accounted for approximately 55% of the Company's revenues. The remaining 45% of revenues were from sales of gasoline, diesel fuel, kerosene, propane, equipment sales and service, and related sales. The Company also installs heating equipment and repairs such equipment on a 24 hours-a-day, seven days-a-week basis, generally within four hours of request.

INDUSTRY OVERVIEW

        The Company's business is highly competitive. In addition to competition from alternative energy sources, the Company competes with distributors offering a broad range of services and prices, from full service distributors similar to the Company, to those offering delivery only. Competition with other companies in the propane industry is based primarily on customer service and price. Longstanding customer relationships are typical in the retail home heating oil and propane industry. Many companies in the industry, including the Company, deliver fuel oil or propane to their customers based upon weather conditions and historical consumption patterns without the customers having to make an affirmative purchase decision each time fuel oil or propane is needed. In addition, most companies, including the Company, provide equipment repair service on a 24 hour-a-day basis, which tends to build customer loyalty. As a result, the Company may experience difficulty in acquiring new retail customers due to existing relationships between potential customers and other fuel oil or propane distributors.

MARKETING, SALES & STRATEGIC PARTNERSHIPS

        The Company employs a dynamic marketing strategy that the Company believes has been the key to its success. The Company believes that it obtains new customers and maintains existing customers by offering its full service home energy products at discount prices, providing quick response refueling and repair operations, providing automatic deliveries to customers by monitoring historical use and weather patterns, and by providing customers a variety of payment options. To expand its customer base and aggressively promote its service, the Company engages in direct marketing campaigns, advertises regularly, offers employee incentives, and encourages referrals.

        The Company has successfully expanded its customer base by employing a variety of direct marketing tactics, including telemarketing campaigns, billboards, mass and direct mailings, and by distributing hand-bills and promotional items, such as refrigerator magnets, sweatshirts and hats. Additionally, the Company's delivery personnel are an integral part of the Company's direct marketing activities. While in the field, drivers isolate potential new customers by taking note of where the Company is not servicing accounts, and act as salespersons for the Company. The Company offers its drivers and customer care representatives an incentive payment of $20 for each new automatic delivery customer and $10 for each conversion of an existing customer to automatic delivery.

        The Company uses advertising campaigns to increase brand recognition and expand its customer base, including radio and television advertisements, billboards, and newsprint and telephone directory advertisements. Additionally, the Company utilizes its fleet of fuel delivery trucks and service vans as moving advertisements by emblazoning them with the Company's logo.

        Historically, referrals have been an important part of the Company's efforts to expand its business and the Company offers incentives to customers who refer business. Customers who refer business receive either $30 or 25 gallons of heating oil at no charge for each new customer referred. The Company also offers other special limited time promotional offers to customers, designed to increase business in specific targeted business segments. The Company also encourages civic and religious organizations to refer business to the Company. As an incentive, the Company pays such organizations a donation for each of its members who become customers and a stipend based upon the members' fuel consumption.

PATENTS AND TRADEMARKS

        Able Oil owns the exclusive right and license to use, and to license others to use, the proprietary marks, including the service mark "Able Oil- -Registered Trademark-" (and design) ("Proprietary Marks"). The "Able Oil- -Registered Trademark-" service mark and design was registered under Classes 37 and 39 of the Principal Register of the U.S. Patent & Trademark Office ("USPTO") on April 30, 1996 (registration No. 1,971,758). In addition, Able Oil established certain common law rights to the Proprietary Marks through its continuous, exclusive and extensive public use and advertising. The Proprietary Marks are not registered in any state.

        Presently there is no effective determination by the USPTO, Trademark Trial and Appeal Board, the trademark administrator of any state, or court regarding the Proprietary Marks, nor is there any pending interference, opposition or cancellation proceeding or any pending litigation involving the Proprietary Marks or the trade names, logotypes, or other commercial symbols of Able Oil. There are no agreements currently in effect that significantly limit the rights of Able Oil to use or license the use of the Proprietary Marks.

        In December 2000, the Company was advised by the United States Patent and Trademark Office that its applications for registration for the "PriceEnergy.com" mark was assigned Serial No. 76/172083 and the "PriceEnergy.com The Energy Hotspot" mark was assigned Serial No. 76/171829, as of November 28, 2000.

ENVIRONMENTAL CONSIDERATIONS AND REGULATION

        The Company has implemented environmental programs and policies designed to avoid potential liability under applicable environmental laws. The Company has not incurred any significant environmental compliance cost, and compliance with environmental regulations has not had a material effect on the Company's operating or financial condition. This is primarily due to the Company's general policies of closely monitoring its compliance with all environmental laws. In the future, the Company does not expect environmental compliance to have a material effect on its operations and financial condition. The Company's policy for determining the timing and amount of any environmental cost is to reflect an expense as and when the cost becomes probable and reasonably capable of estimation.

        On September 15, 2003, Able Oil received approval from the New Jersey Department of Environmental Protection a revised Discharge Prevention Containment and Countermeasure plan ("DPCC") and Discharge, Cleanup and Removal plan ("DCR") for the facility at 344 Route 46 East in Rockaway, New Jersey. This plan has received approval and will be in effect for three years. The State of New Jersey requires companies which operate major fuel storage facilities to prepare such plans, as proof that such companies are capable of, and have planned for, an event that might be deemed by the State to be hazardous to the environment. In addition to these plans, Able Oil has this facility monitored on an ongoing basis to ensure that the facility meets or exceeds all standards required by the State.

        The Company experienced no spill events that would warrant investigation by state or other environmental regulatory agencies. All locations are prepared to deal with such an event should one occur.

GOVERNMENT REGULATIONS

        Numerous federal, state and local laws, including those relating to protection of the environment and worker safety, effect the Company's operations. The transportation of fuel oil, diesel fuel, propane and gasoline is subject to regulation by various federal, state and local agencies including the U.S. Department of Transportation ("DOT"). These regulatory authorities have broad powers, and the Company is subject to regulatory and legislative changes that can effect the economies of the industry by requiring changes in operating practices or influencing demand for, and the cost of providing, its services.

        The regulations provide that, among other things, the Company's drivers must possess a commercial driver's licence with a hazardous materials endorsement. The Company is also subject to the rules and regulations concerning Hazardous Materials Transportation Act. For example, the Company's drivers and their equipment must comply with the DOT's pre-trip inspection rules, documentation regulations concerning hazardous materials (i.e. certificates of shipments which describe the type, and amount of product transported), and limitations on the amount of fuel transported, as well as driver "hours of service" limitations. Additionally, the Company is subject to DOT inspections that occur at random intervals. Any material violation of DOT rules or the Hazardous Materials Transportation Act may result in citations and/or fines upon the Company. In addition, the Company depends upon the supply of petroleum products from the oil and gas industry and, therefore, is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally. The Company cannot determine the extent to which future operations and earnings may be affected by new legislation, new regulations and changes in existing regulations.

        The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent. These laws may impose penalties or sanctions for damages to natural resources or threats to public health and safety. Such laws and regulations may also expose the Company to liability for the conduct or conditions caused by others, or for acts of the Company that were in compliance with all applicable laws at the time such acts were performed. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Certain environmental laws provide for joint and several liabilities for remediation of spills and releases of hazardous substances. In addition, companies may be subject to claims alleging personal injury or property damages as a result of alleged exposure to hazardous substances, as well as damage to natural resources.

        Although the Company believes that it is in compliance with existing laws and regulations and carries adequate insurance coverage for environmental and other liabilities, there can be no assurance that substantial costs for compliance will not be incurred in the future or that the insurance coverage in place will be adequate to cover future liabilities. There could be an adverse affect upon the Company's operations if there were any substantial violations of these rules and regulations. Moreover, it is possible that other developments, such as more stringent environmental laws, regulations and enforcement policies thereunder, could result in additional, presently unquantifiable, costs or liabilities to the Company.

EMPLOYEES

        As of June 30, 2005, the Company employed approximately 82 individuals. From October through March, the Company's peak season, the Company employs approximately 110 persons. From April through September, the Company employs approximately 75 persons. Currently, there are no organized labor unions representing any of the employees of Company or any of its related companies.

PROPERTY

        The Company's corporate headquarters are located in a 9,800 square foot facility in Rockaway, New Jersey. This facility accommodates the Company's corporate, administrative, marketing and sales personnel. The lease expires on April 30, 2006 and carries an annual rent of $109,000. The Company owns the property located at 344 Route 46 in Rockaway, New Jersey. This facility accomodates the Company's fuel terminal, including fuel storage tanks, truck yard space and dispatch operations. The Company purchased the property in August 1999, through a newly formed wholly-owned subsidiary, Able Energy Terminal, LLC, at a purchase price of $1,150,000. The Company also owns buildings, totaling 1,000 square feet, consisting of wood frame facilities located at 38 Diller Avenue, Newton, New Jersey that will serve as a supply depot, storage area administrative offices and service facility.

        Able Melbourne leases a 3,000 square foot concrete and aluminum facility that serves as a storage facility, a service facility and administrative offices, located at 79 Dover Avenue, Merritt Island, Florida and is governed by an oral, month-to-month lease with annual rent of $5,000. The Company does not store fuel oil at this location with the exception of that which is kept in the delivery trucks. This facility is conveniently located within three miles of its wholesale supplier. The Company is responsible for maintaining the facilities in compliance with all environmental rules and laws.

LEGAL PROCEEDINGS

        An explosion and fire occurred at the Able Energy Facility in Newton, NJ on March 14, 2003. The Sussex County, New Jersey, Prosecutor's Office conducted an investigation as a result of the March 14, 2003 explosion and fire. On July 27, 2005, the Company pled guilty to a fourth degree crime of negligently damaging the tangible property of the residents of Newton, New Jersey, while using dangerous means. Sentencing and penalty will be assessed on September 21, 2005.

        A lawsuit has been filed against the Company by property owners who allegedly suffered property damages as a result of the March 14, 2003 explosion and fire. The Company's insurance carrier is defending as related to compensatory damages. Legal counsel is defending on the punitive damage claim. Certification of a class action was granted on June 17, 2005. The Company intends to defend this lawsuit vigorously.

        After the March 14, 2003, fire and explosion, the town of Newton changed its zoning requirements and made fuel oil and propane distribution prohibited uses. The Company appealed a denial of a request for building permits to reconstruct damaged and destroyed buildings and sought a Non-Conforming Use Certificate to permit the fuel oil distribution use only. On August 20, 2004, the Superior Court of New Jersey ruled that the Company may continue to use the site as a non-conforming use, but stayed its decision subject to Newton's appellate rights. On November 3, 2004, the Town of Newton Zoning Board of Adjustment entered a filing to appeal the August 20, 2004 Final Judgment of Judge B. Theodore Bozonelis of the Superior Court of New Jersey Appellate Division. On May 11, 2005, The Superior Court of the State of New Jersey - Appellate Division, ruled in favor of the Company, and upheld the August 2004 decision, which permitted the Company to use its Newton facility as a fuel storage and distribution facility for #2 home heating oil, diesel fuel, and kerosene.

        As a result of the March 14, 2003 explosion and fire, various claims for property damage have been submitted to the Company's insurance carrier. These claims are presently being handled and, in many cases, settled by the insurance carrier's adjuster. There were approximately 200 claims being handled and adjusted with reserves for losses established as deemed appropriate by the insurance carrier. The majority of these claims have now been settled.

        In addition, the following lawsuits were also filed against the Company by property owners who allegedly suffered property damage as a result of the March 14, 2003 explosion and fire: (A) Merriam Gateway v. Able Energy, Inc. which was filed on November 17, 2003 in the Superior Court of New Jersey Law Division, County of Sussex in which the plaintiff seeks unspecified compensatory and punitive damages; (B) Courtright v. Able Energy, Inc. which was filed on April 6, 2003 in the Superior Court of New Jersey Law Division, County of Sussex in which the plaintiff seeks unspecified compensatory and punitive damages; and
(C) Marius and Jennifer Scholz v. Able Energy, Inc. which was filed on June 23, 2004 in the Superior Court of New Jersey Law Division, County of Sussex in which the plaintiff seeks unspecified compensatory and punitive damages. (D) June Bergen v. Able Energy, Inc. which was filed on March 3, 2005 in the Superior Court of New Jersey Law Division, County of Sussex in which the plaintiff seeks unspecified personal injury damages. (E) Charles J. Balassone V. Able Energy, Inc., et al. was filed in March of 2005 seeking unspecified personal injury damages. The Company's insurance carrier is defending these claims.

        The Company in the normal course of business has been involved in lawsuits. Current suits are being defended by the insurance carrier and should be covered by insurance.

        The Company is not currently involved in any other legal proceedings that could have a material adverse effect on the results of operations or the financial condition of the Company. From time to time, the Company may become a party to litigation incidental to its business. There can be no assurance that any future legal proceedings will not have a material adverse affect on the Company.

                            DESCRIPTION OF SECURITIES

        The shares of our common stock that are covered by this prospectus may be acquired by the selling security holders under the terms of a private placement transaction that occurred on July 12, 2005. In connection with this transaction and as more fully described below and in our Current Report on Form 8-K dated July 14, 2005, we issued warrants exercisable for 192,308 shares of common stock and convertible debentures which may be converted into 384,618 shares of common stock. The convertible debentures also provide that interest thereon may be paid in shares of common stock. All of the documents from this transaction, including the forms of the warrants and convertible debentures, have been filed or incorporated by reference as exhibits to the registration statement to which this prospectus forms a part.

COMMON STOCK

        Our common stock is fully described in the Registration Statement on Form 8-A filed May 26, 1999, and the description has been incorporated in this prospectus by reference.

        Able Energy is authorized to issue 10,000,000 shares of common stock, $.001 par value per share, of which as of the date of this prospectus 2,449,520 shares of common stock are outstanding.

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the common stock are entitled to share ratably in all assets remaining, if any, after payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

        Able Energy's common stock is listed on the Nasdaq SmallCap Market under the symbol "ABLE".

PREFERRED STOCK

        The Certificate of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $.001 par value per share, with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue classes of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the Common Stock. Although the Company has no present intention to issue any shares of its preferred stock there can be no assurance that it will not do so in the future. Furthermore, no preferred stock may be issued by the Company unless such issue is approved by the Company's independent directors.

CONVERTIBLE DEBENTURES

        On July 12, 2005, we consummated a financing with the selling security holders listed in the "Selling Security Holders" section below in the amount of $2.5 million. Such selling security holders acquired debentures evidenced by a Variable Rate Convertible Debenture (the "Convertible Debentures"). The Convertible Debentures shall be repaid within two years from the date of issuance, subject to the occurrence of an event of default, with interest payable at the rate per annum equal to LIBOR for the applicable interest period, plus 4% payable on a quarterly basis. The Debentures may be converted at the option of the selling security holders into shares of our common stock at a conversion price of $6.50 per share. In addition, the selling security holders received five (5) year warrants to purchase 192,308 of common stock at an exercise price of $7.15 per share. We have an optional redemption right (which right shall be mandatory upon the occurrence of an event of default) to repurchase all of the Convertible Debentures for 125% of the face amount of the Convertible Debentures plus all accrued and outstanding interest and expenses, as well as a right to repurchase all of the Convertible Debentures in the event of the consummation of a new financing in which we sell securities at a purchase price that is below the $6.50 conversion price.

        We also granted to the selling security holders who acquired the Convertible Debentures an additional investment right (the "Additional Investment Right"), for a period of eighteen months from the date of this prospectus, to purchase units consisting of convertible debentures in the aggregate amount of up to $15,000,000 (the "Additional Debentures") and common stock purchase warrants equal to 50% of the face amount of such Additional Debentures (the "Additional Warrants"). The conversion price of the Additional Debentures shall be $6.50 per share of common stock with respect to the first $5,000,000 of Additional Debentures purchased, $7.50 per share of common stock for the second $5,000,000 of Additional Debentures purchased and 80% of the average weighted price of our common stock during the 20 trading days immediately prior to the holders' election to purchase the third $5,000,000 of Additional Debentures. The Additional Warrants shall have a five-year term and an exercise price of 110% of the conversion price. In the event of the occurrence of a default with respect to the Additional Debentures, we shall have identical redemption rights to those described in the immediately preceding paragraph. Moreover, the Company shall have the right to cause the selling security holders who originally acquired the Convertible Debentures, on a pro rata basis, based on the percentage of their purchase of Convertible Debentures, to exercise their Additional Investment Right; however, each such selling security holder may refuse to exercise their respective purchase right, but in such event, would waive its right to purchase the Additional Debentures.

        Finally, commencing 90 days following the date of this prospectus, and ending on the 179th calendar day, if the average weighted price of our stock for any 20 consecutive trading day period, during said period, exceeds $7.80 per share, we can require the selling security holders who acquired the Convertible Debentures to purchase the first $5,000,000 in Additional Debentures. We also have a similar right with regard to the second $5,000,000 of Additional Debentures if our stock during the period commencing 180 days, following the date of this prospectus through the 269th day, for any 20 consecutive trading day period, exceeds $9.00 per share, as well as the equivalent right with regard to the third $5,000,000 tranche of Additional Debentures for the period 270 days following the date of this prospectus through the 360th calendar day, if our stock exceeds $10.20.

OTHER OUTSTANDING SECURITIES - OPTIONS

As of August 12, 2005, Able Energy had outstanding non-qualified stock options to purchase an aggregate of 86,000 shares at an average exercise price of $5.04 per share issued to employees, directors and consultants pursuant to stock option plans and individual agreements with management and directors of Able Energy.

ALL AMERICAN CONVERTIBLE DEBENTURES AND OTHER SECURITIES

        As described above under "Recent Developments," we are currently contemplating the acquisition of our affiliate, All American Plazas, Inc. ("All American"). All American recently consummated a financing that, if the acquisition of All American is consummated, will impact Able Energy.

        Pursuant to the terms of the Securities Purchase Agreement dated June 1, 2005 (the "Agreement") among All American and certain purchasers identified therein (collectively, the "Purchasers"), the Purchasers loaned All American an aggregate of $5,000,000, evidenced by two year Secured Debentures (the "All American Debentures"). Interest on the All American Debentures is payable quarterly at the rate per annum equal to LIBOR for the applicable interest period, plus 4%. The loan is secured by real estate property owned by All American in Pennsylvania and New Hampshire. Pursuant to the Additional Investment Right (the "AIR Agreement") among All American and the Purchasers, the Purchasers may loan All American up to an additional $5,000,000 on the same terms and conditions as the initial $5,000,000 loan, except for the conversion rights associated with the All American Debentures.

        If we consummate the acquisition of All American, we will assume the obligations of All American under the Agreement, the All American Debentures and the AIR Agreement, and we will agree that the real estate collateral will continue to secure the loan, until the earlier of full repayment of the loan upon expiration of the All American Debentures or conversion by the Purchasers of the All American Debentures into shares of Able Energy common stock at a conversion rate of the lesser of (i) the purchase price paid by us for each share of All American common stock in the acquisition, or (ii) $3.00, (the "Conversion Price"). However, the Conversion Price with respect to the AIR Agreement shall be $4.00. In addition, the Purchasers shall have the right to receive five-year warrants to purchase 2,500,000 shares of Able Energy common stock at an exercise price of $3.75 per share. We shall also have an optional redemption right (which right shall be mandatory upon the occurrence of an event of default) to repurchase all of the All American Debentures for 125% of the face amount of the All American Debentures plus all accrued and outstanding interest and expenses, as well as a right to repurchase all of the All American Debentures in the event of the consummation of a new financing in which we sell securities at a purchase price that is below the Conversion Price. It is currently contemplated that if the Able Energy/All American transaction is consummated, the stockholders of All American will escrow a sufficient number of shares of Able Energy they receive in that transaction to satisfy the conversion of the $5,000,000 in outstanding All American Debentures in full.

        In addition, upon consummation of the All American transaction, we will agree that the Purchasers will have demand registration rights with respect to all shares of Able Energy common stock issued to them by conversion of the All American Debentures. The Purchasers also will have an additional investment right, for a period of nine months after an initial registration statement filed by us covering the resale of their shares is declared effective by the Securities and Exchange Commission, to purchase units of Able Energy consisting of convertible debentures in the aggregate amount of up to $14,000,000 (the "Additional All American Debentures") and common stock purchase warrants equal to 50% of the face amount of such Additional All American Debentures (the "Additional All AmericanWarrants"). The conversion price of the Additional All American Debentures shall be $6.50 per share of common stock with respect to the first $7,000,000 of Additional All American Debentures purchased, and 80% of the average weighted price of our common stock during the 20 trading days immediately prior to the Purchasers' election to purchase the Additional All American Debentures, with respect to the remaining $7,000,000. The Additional All American Warrants shall have a five- year term and an exercise price of 110% of the conversion price.

        There can be no assurance that our acquisition of All American will occur on the terms described above or favorable to Able Energy, or at all.

CERTAIN ANTI-TAKEOVER DEVICES

        The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved by the Board of Directors and the holders of at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder),
Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain stock plans).

TRANSFER AGENT AND REGISTRAR

        Continental Transfer & Trust Company is the transfer agent and registrar for the Company's common stock. Its address is 2 Broadway, New York, New York 10004 and its telephone number is (212) 509-4000.

                            SELLING SECURITY HOLDERS

        The selling security holders may, from time to time, offer and sell shares of our common stock pursuant to this prospectus. In addition to the selling security holders identified in the table below, any of their proper transferees, donees, pledgees or other successors or any persons who acquire any of the offered shares in a transaction exempt from the registration requirements of the Securities Act of 1933 and who are identified in a supplement to this prospectus may also sell shares under this prospectus. The numbers of shares listed below as being offered prior to adjustments include shares of common stock issuable upon the conversion of the principal amount of debentures and in lieu of interest payments and shares issuable upon exercise of warrants, all of which were acquired by the selling security holders listed in the table below in a private placement transaction on July 12, 2005.

        Because the terms of the debentures and warrants issued in the July 2005 private placement transaction allow for adjustments in the numbers of shares issuable upon their conversion or exercise, we do not know the actual number of shares that will be acquired and offered by the selling security holders. The number of shares covered by this prospectus includes a good faith estimate of the number of shares that will be acquired by the selling security holders upon conversion of the debentures and exercise of the warrants, assuming all adjustments. This estimate is based on the requirement in the transaction documents from the private placement that this prospectus initially cover 130% of the number of shares currently issuable upon conversion of the debentures and exercise of the warrants. The number of shares covered by this prospectus may, however, differ from the actual number of shares ultimately acquired and offered by the selling security holders, in which case we may file an amendment or supplement to this prospectus. Under the terms of the private placement transaction documents, the selling security holders are prohibited from acquiring shares upon conversion of debentures that would cause them to beneficially own more then 4.99% of our outstanding shares of common stock.

------------------------------- ---------------- ------------------- --------------------- --------------------
Selling Security Holder         Shares           Shares Offered      Shares Offered        Shares
                                Beneficially     Prior to            After Adjustments     Beneficially Held
                                Held Before      Adjustments                               After Offering
                                Offering
------------------------------- ---------------- ------------------- --------------------- --------------------
Cranshire Capital, L.P                       --           91,150(1)            118,496(1)                   --
------------------------------- ---------------- ------------------- --------------------- --------------------
Crestview Capital Master, LLC                --          121,534(2)            157,994(2)                   --
------------------------------- ---------------- ------------------- --------------------- --------------------
Iroquois Master Fund Ltd.                    --          182,300(3)            236,990(3)                   --
------------------------------- ---------------- ------------------- --------------------- --------------------
Lilac Ventures Master Fund                   --          151,917(4)            197,493(4)                   --
------------------------------- ---------------- ------------------- --------------------- --------------------
Smithfield Fiduciary LLC                     --           60,767(5)             78,997(5)                   --
------------------------------- ---------------- ------------------- --------------------- --------------------

------------------------------- ---------------- ------------------- --------------------- --------------------

(1) Cranshire Capital, L.P. currently holds a debenture of $375,000 principal amount. Includes 57,693 shares issuable upon the conversion of debentures, 4,611 shares issuable in lieu of cash payments of interest on the debentures and 28,846 shares issuable upon the exercise of warrants. Based on our contractual obligation initially to register 130% of such securities, the selling security holder is deemed to be offering 75,001 shares issuable upon the conversion of debentures, 5,995 shares issuable in lieu of cash payments of interest on the debentures and 37,500 shares issuable upon the exercise of warrants.

(2) Crestview Capital Master, LLC currently holds a debenture of $500,000 principal amount. Includes 76,924 shares issuable upon the conversion of debentures, 6,148 shares issuable in lieu of cash payments of interest on the debentures and 38,462 shares issuable upon the exercise of warrants. Based on our contractual obligation initially to register 130% of such securities, the selling security holder is deemed to be offering 100,001 shares issuable upon the conversion of debentures, 7,993 shares issuable in lieu of cash payments of interest on the debentures and 50,000 shares issuable upon the exercise of warrants.

(3) Iroquois Master Fund Ltd. currently holds a debenture of $750,000 principal amount. Includes 115,385 shares issuable upon the conversion of debentures, 9,223 shares issuable in lieu of cash payments of interest on the debentures and 57,692 shares issuable upon the exercise of warrants. Based on our contractual obligation initially to register 130% of such securities, the selling security holder is deemed to be offering 150,001 shares issuable upon the conversion of debentures, 11,989 shares issuable in lieu of cash payments of interest on the debentures and 75,000 shares issuable upon the exercise of warrants.

(4) Lilac Ventures Master Fund currently holds a debenture of $625,000 principal amount. Includes 96,154 shares issuable upon the conversion of debentures, 7,686 shares issuable in lieu of cash payments of interest on the debentures and 48,077 shares issuable upon the exercise of warrants. Based on our contractual obligation initially to register 130% of such securities, the selling security holder is deemed to be offering 125,001 shares issuable upon the conversion of debentures, 9,991 shares issuable in lieu of cash payments of interest on the debentures and 62,501 shares issuable upon the exercise of warrants.

(5) Smithfield Fiduciary LLC currently holds a debenture of $250,000 principal amount. Includes 38,462 shares issuable upon the conversion of debentures, 3,074 shares issuable in lieu of cash payments of interest on the debentures and 19,231 shares issuable upon the exercise of warrants. Based on our contractual obligation initially to register 130% of such securities, the selling security holder is deemed to be offering 50,000 shares issuable upon the conversion of debentures, 3,997 shares issuable in lieu of cash payments of interest on the debentures and 25,001 shares issuable upon the exercise of warrants.

                              PLAN OF DISTRIBUTION

        Each selling stockholder of the common stock of Able Energy and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq SmallCap Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

        o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

        o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        o an exchange distribution in accordance with the rules of the applicable exchange;

        o       privately negotiated transactions;

        o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

        o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

        o       a combination of any such methods of sale;

        o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

        o       any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

        In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

        The company is required to pay certain fees and expenses incurred by the company incident to the registration of the shares. The company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

        We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.


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

                     COMMISSION'S POLICY ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

        Legal matters in connection with the securities being offered hereby will be passed upon for us by Ferber Frost Chan & Essner, LLP, 530 Fifth Avenue, New York, NY 10036.

                                     EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Able Energy, Inc. for the fiscal year ended June 30, 2004, have been so incorporated in reliance on the report of Simontacchi & Company LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement (all of which will be borne by Able Energy).

Securities and Exchange Commission Fee                       $625
Accountants' Fees and Expenses*                             7,500
Legal Fees and Expenses*                                   30,000
Miscellaneous*                                              5,000
                                                          -------
TOTAL*                                                    $43,125

*estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The registrant's Certificate of Incorporation eliminates, to the fullest extent permitted by law, the liability of its directors to the registrant and its stockholders for monetary damages for breach of the directors' fiduciary duty. This provision is intended to afford the registrant's directors the benefit of the Delaware General Corporation Law, which provides that directors of Delaware corporations may be relieved of monetary liability for breach of their fiduciary duty of care, except under certain circumstances involving breach of a director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived an improper personal benefit.

        The By-laws of the registrant provide that the registrant shall indemnify to the fullest extent permitted by Delaware law directors and officers (and former officers and directors) of the registrant. Such indemnification includes all costs and expenses and charges reasonably incurred in connection with the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been an officer or director of the registrant if such person was substantially successful on the merits in his or her defense of the action and he or she acted honestly and in good faith with a view to the best interests of the registrant, and if a criminal or administrative action that is enforced by a monetary penalty, such person had reasonable grounds to believe his or her conduct was lawful.

ITEM 16.  EXHIBITS

5(a)    Opinion re: legality.*

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

10(a) Securities Purchase Agreement dated as of July 12, 2005, between Able Energy, Inc., and the purchasers identified on the signature pages thereto (incorporated by reference to exhibit 99.1 to the Able Energy, Inc., Current Report on Form 8-K filed July 15, 2005).

10(b) Registration Rights Agreement dated as of July 12, 2005, between Able Energy, Inc., and the purchasers signatory thereto (incorporated by reference to exhibit 99.3 to the Able Energy, Inc., Current Report on Form 8-K filed July 15, 2005).

10(c) Form of Variable Rate Convertible Debenture dated July 12, 2005 (incorporated by reference to exhibit 99.2 to the Able Energy, Inc., Current Report on Form 8-K filed July 15, 2005).

10(d) Form of Common Stock Purchase Warrant (incorporated by reference to exhibit 99.4 to the Able Energy, Inc., Current Report on Form 8-K filed July 15, 2005).

23(a) Consent of Ferber Frost Chan & Essner, LLP (included in the Opinion filed as Exhibit 5(a)).*

23(b)   Consent of Simontacchi & Company LLP.*


* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

        The undersigned Registrant hereby undertakes;

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that Paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

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

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockaway and State of New Jersey on the 15th day of August, 2005.

                                            ABLE ENERGY, INC.


                                            By: /s/ Christopher P. Westad
                                               --------------------------
                                            Name:  Christopher P. Westad
                                            Title: President, Interim Chief
                                                   Executive Officer and Chief
                                                   Financial Officer (principal
                                                   executive, financial and
                                                   accounting officer)

        Each person whose signature appears below hereby authorizes Christopher
P. Westad and Gregory D. Frost and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Christopher P. Westad and Gregory D. Frost each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated:

Signature                               Title                 Date
---------                               -----                 ----

/s/ Christopher P. Westad
---------------------------
Christopher P. Westad                   Director              August 15, 2005


/s/ Stephen Chalk
---------------------------
Stephen Chalk                           Director              August 15, 2005

/s/ Patrick O'Neill
---------------------------
Patrick O'Neill                         Director              August 15, 2005


---------------------------
Edward C. Miller, Jr.                   Director


---------------------------
Alan E. Richards                        Director


/s/ Gregory D. Frost
---------------------------
Gregory D. Frost                        Director              August 15, 2005


---------------------------
Solange Charas                          Director





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